Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES ANNUAL MEETING RESULTS

Jenkintown, PA (June 1, 2007) - Abington Community Bancorp, Inc. (the “Company”) (Nasdaq: ABBC), announced today that the final tabulation of votes from the 2007 Annual Meeting of Shareholders, held on May 17, 2007, shows that G. Price Wilson, Jr. and Joseph B. McHugh have been elected to the Board of Directors for three-year terms. Shareholders also ratified the appointment of Beard Miller Company LLP as its independent registered public account firm.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We are pleased by the approval of our proposals at our Annual Meeting. We greatly appreciate the on-going support of our shareholders as we continue to implement our strategic plan, including our proposed second-step conversion. We are excited by this next stage of our growth and the opportunities that lay ahead.”

Abington Community Bancorp, Inc. is the “mid-tier” holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as ten additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of March 31, 2007, Abington Community Bancorp had $951.2 million in total assets, $615.9 million in deposits and $115.6 million in stockholders’ equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and non-interest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities; the offering will be made only by means of a prospectus in accordance with the Securities Act of 1933, as amended, and all applicable state securities laws.